     As filed with the Securities and Exchange Commission on October 10, 1997
                                                        Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                      ADVANCED COMMUNICATION SYSTEMS, INC.
            (Exact Name of Registrant as Specified in its Charter)


         DELAWARE                                         54-1421222
   (State or Other Jurisdiction                         (I.R.S. Employer
   of Incorporation or Organization)                 Identification Number)



    10089 LEE HIGHWAY                                        22030
       FAIRFAX, VA                                         (Zip Code)
  (Address of Principal Executive Offices)


       ADVANCED COMMUNICATION SYSTEMS, INC. 1996 STOCK INCENTIVE PLAN; AND
         ADVANCED COMMUNICATION SYSTEMS, INC. 1997 STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

                               GEORGE A. ROBINSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      ADVANCED COMMUNICATION SYSTEMS, INC.
                                10089 LEE HIGHWAY
                                FAIRFAX, VA 22030
                     (Name and Address of Agent for Service)
                                 (703) 934-8130
          (Telephone Number, Including Area Code, of Agent for Service)

                                    --------
                                   Copies to:

                             PETER J. WALLISON, ESQ.
                           GIBSON, DUNN & CRUTCHER LLP
                     1050 CONNECTICUT AVENUE, NW, SUITE 900
                              WASHINGTON, DC 20036
                                 (202) 955-8500

                                    --------

=================================================================================================================
                                          CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
                                                      PROPOSED           PROPOSED MAXIMUM          AMOUNT OF
TITLE OF SECURITIES          AMOUNT TO BE         MAXIMUM OFFERING      AGGREGATE OFFERING       REGISTRATION
TO BE REGISTERED            REGISTERED (1)        PRICE PER SHARE            PRICE                   FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share. . . .          342,700                   N/A                $4,026,725 (2)        $1,220.22 (3)
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share. . . .          148,000 (4)              $4.44                 $657,120              $199.13
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share. . . .          115,000 (4)              $6.50                 $747,500              $226.52
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share. . . .           81,100 (5)              $7.50                 $608,250              $184.32
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share. . . .           26,200 (4)              $9.875                $258,725               $78.40
-----------------------------------------------------------------------------------------------------------------

TOTAL:                         713,500                                      $6,298,320            $1,908.59
-----------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of determining the registration fee.
(3) Calculated pursuant to Rules 457(c) and 457(h)(1) based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on October 8, 1997, which was $11.75.
(4) This subtotal represents the sum of shares that have not previously been registered that are issuable upon exercise of presently outstanding options under the Advanced Communication Systems, Inc. 1996 Stock Incentive Plan.
(5) This subtotal represents the sum of shares that have not previously been registered that are issuable upon exercise of presently outstanding options under the Advanced Communication Systems, Inc. 1997 Stock Incentive Plan.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.   PLAN INFORMATION.

          Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
          INFORMATION.

          Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Registration Statement by reference:

(1) The Registrant's Registration Statement on Form S-1 (Registration No. 333-23959) as filed with the Commission on March 26, 1997, as amended, which includes the Registrant's balance sheets as of September 30, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996;

(2) the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1997, filed on August 14, 1997; and;

(3) The description of the Common Stock set forth under the caption "Description of Capital Stock" in the Registrant's registration statement on Form 8-A (File No. 0-22737) as filed with the Commission on June 24, 1997, together with any amendment or report filed with the Commission for the purpose of updating such description.

          All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 ("Section 145") of the Delaware General Corporation Law, as amended, provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he or she is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his or her duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he or she is entitled to indemnification. The indemnification described in clauses (ii) and
(iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

          The indemnification of officers and directors is provided for by Article Sixth of the Registrant's Certificate of Incorporation which provides in substance that, to the fullest extent permitted by Delaware law as it now exists or as amended, each officer and director shall be indemnified against reasonable costs and expenses, including attorney's fees and disbursements, and any liabilities which he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been an officer or director of the Registrant, or serving or having served in any capacity at the request of the Registrant for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided by the Registrant's Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

          Under the Registrant's Bylaws, similar indemnity is permitted to be provided to each officer and director in connection with an action or suit by or in right of the corporation, provided such officer or director acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such officer or director shall not have been adjudged liable to the corporation. The Registrant's Bylaws also provide for the advancement of certain expenses upon a determination by the Board of Directors.

          Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          Article Ninth of the Registrant's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

          The Registrant has entered into indemnification agreements with certain of its officers and directors pursuant to which it has agreed to indemnify such officers and directors against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements provide for the advancement of certain expenses to officers and directors in connection with any such suit or proceeding.

          The Registrant maintains liability insurance in the amount of $5 million insuring its officers and directors against liabilities that they may incur in such capacities, including liabilities arising under the Federal securities laws other than liabilities arising out of the filing of a registration statement with the Securities and Exchange Commission.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

          5    Opinion of Gibson, Dunn & Crutcher LLP.
          23.1 Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5).
          23.2 Consent of Arthur Anderson LLP (independent auditors).

ITEM 9.   UNDERTAKINGS.

      (1) The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3)
               of the Securities Act of 1933, as amended (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there-unto duly authorized, in the City of Fairfax, State of Virginia, on this 10th day of October, 1997.

                              ADVANCED COMMUNICATION SYSTEMS,
                              INC.

                              By:
                                       /s/
                                 -------------------------------------
                                 George A. Robinson
                                 President and Chief Executive Officer


Each person whose signature appears below constitutes and appoints George A. Robinson and Dev Ganesan, and each of them, his or her true and lawful attorney-in-fact, each with full power of substitution and resubstitution, severally, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                 Title                          Date
        ---------                 -----                          ----
       /s/                        President,                 October 10, 1997
----------------------       Chief Executive Officer,
   George A. Robinson      and Chairman of the Board
                          (Principal Executive Officer)

      /s/                    Chief Financial Officer         October 10, 1997
----------------------    (Principal Financial Officer
    Dev Ganesan             and Principal Accounting
                                  Officer)

     /s/                          Director                   October 10, 1997
---------------------
  Charles R. Collins

       /s/                          Director                October 10, 1997
------------------------
   Thomas A. Costello

      /s/                           Director                October 10, 1997
------------------------
  Charles G. Martinache

      /s/                           Director                October 10, 1997
------------------------
  Wayne Shelton


                                  EXHIBIT INDEX

Exhibit             Description                               Sequentially
-------   ----------------------------------------------      -------------
Number                                                        Numbered Page
------                                                        -------------
  5       Opinion of Gibson, Dunn & Crutcher LLP.
  23.1    Consent of Gibson, Dunn & Crutcher LLP
          (included in Exhibit 5).
  23.2    Consent of Arthur Andersen LLP
          (independent auditors).